UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2019

TECHPRECISION CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51378	51-0539828
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1 Bella Drive

Westminster, MA 01473

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (978) 874-0591

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 23, 2019, TechPrecision Corporation (the “Company”), through its wholly owned subsidiary Ranor, Inc. (“Ranor”), entered into a Third Modification to Loan Agreement (the “Modification”) and an Amended and Restated Promissory Note (the “Amended and Restated Note”) with Berkshire Bank, successor by merger to Commerce Bank & Trust Company (“Berkshire”). The Modification amends and modifies the Loan Agreement between Ranor and Berkshire dated December 20, 2016, as amended by the previously disclosed First Modification to Loan Agreement dated June 6, 2018 and the previously disclosed Second Modification to Loan Agreement and First Modification and Allonge to Promissory Note (the “Second Modification”) dated December 19, 2018 (the “Loan Agreement”), and the Amended and Restated Note amends and restates in its entirety that certain Promissory Note dated December 20, 2016 made by Ranor in favor of Berkshire in the stated principal amount of $1,000,000, as amended by the Second Modification (the “Line of Credit Note”). Under the terms of the Loan Agreement and the Line of Credit Note, Ranor borrowed $2.85 million under the term facility (the “Term Loan”) and was entitled to borrow up to $1,000,000 on a revolving basis (the “Revolver Loan”). As of the date of the Modification, there was approximately $2,588,183 in remaining principal outstanding under the Term Loan and were no amounts outstanding under the Revolver Loan.

Under the Modification, Ranor and Berkshire agreed to increase the maximum principal amount available under the Revolver Loan from $1,000,000 to $3,000,000, which is available for refinancing existing indebtedness and for working capital and general corporate purposes. Additionally, the parties agreed to lower the interest rate on advances made under the Revolver Loan based on LIBOR. Prior to the Modification, interest accrued on advances made under the Revolver Loan at a variable rate equal to the one-month LIBOR plus 275 basis points.  Under the Modification, interest accrues on such advances at a variable rate equal to the one-month LIBOR plus 225 basis points.  The Modification contains customary LIBOR replacement provisions. In the event LIBOR becomes unavailable or a rate other than LIBOR has become a widely recognized replacement benchmark rate during the term of the Revolver Loan, Berkshire will select an alternate rate of interest to replace LIBOR giving consideration to prevailing market conventions. Until such replacement rate is determined, borrowings under the Revolver Loan will bear interest at the “Base Rate,” which is the higher of (i) the Federal Funds Rate plus fifty basis points and (ii) Berkshire’s “Prime Rate.” Under the Amended and Restated Note, the Company can elect to have the interest rate converted to the “Adjusted LIBOR Rate” (as defined in the Modification) or the “Adjusted Prime Rate,” which the Prime Rate minus seventy basis points. Interest-only payments on advances made under the Revolver Loan will continue to be payable monthly in arrears.

Prior to the Modification, advances under the Revolver Loan were subject to a borrowing base equal to the lesser of (A) $1,000,000 and (B) the sum of (i) 80% of eligible accounts receivable, and (ii) the lesser of (a) 25% of eligible raw material inventory and (b) $250,000.  Under the Modification, advances under the Revolver Loan are subject to a borrowing base equal to the lesser of (A) $3,000,000 and (B) the sum of (i) 80% of eligible accounts receivable, (ii) the lesser of (a) 25% of eligible raw material inventory and (b) $250,000 and (iii) 50% of the appraised value of the Company’s eligible equipment.

The Modification also excludes the balance of the Revolver Loan from the Loan-to-Value Ratio covenant calculations and excludes the Company’s anticipated repayment of its obligations to People’s Capital and Leasing Corp (“People’s”) from the calculation of the financial covenants. If the Company repays People’s in full in January 2020, the debt service requirements related to the People’s obligations will be eliminated for purposes of the Debt Service Coverage Ratio covenant calculations and the debt service related to the People’s financing will be eliminated from covenant testing starting with the December 31, 2019 covenant test.

The maturity date of the Revolver Loan remains December 20, 2020, and all other material terms of the Loan Agreement and Line of Credit Note were unchanged.

Other than in respect of the Loan Agreement, the promissory notes made thereunder and the related security documents, there is no material relationship between Ranor or the Company, on the one hand, and Berkshire on the other hand. The description of the Modification is qualified in its entirety by reference to the full text of the Modification, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1*	Third Modification to Loan Agreement, dated December 23, 2019, between Ranor, Inc. and Berkshire Bank

* Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules have been omitted. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHPRECISION CORPORATION

Date: December 30, 2019	By:	/s/ Thomas Sammons
	Name:	Thomas Sammons
	Title:	Chief Financial Officer